Exhibit 4.27

LETTER AGREEMENT

                        This Letter Agreement is entered into as of June 14, 2002, among DANKA BUSINESS SYSTEMS PLC, a public liability company incorporated in England and Wales (Registered Number 1101386) (“Danka PLC”), DANKALUX SARL & CO. SCA, a Luxembourg company (“Dankalux”), with respect to which Dankalux Sarl, a limited liability company incorporated in Luxembourg (“Dankalux Sarl”), is the sole commandité, DANKA HOLDING COMPANY, a Delaware corporation (“Danka Holding”; Danka PLC, Dankalux and Danka Holding are herein each a “Company” and collectively the “Companies”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”), and Bank of America, N.A., as agent for the Banks (in such capacity, and including any successor in such capacity, the “Agent”).

RECITALS

                        WHEREAS, the Companies, the Banks and the Agent have entered into a Credit Agreement dated as of December 5, 1996, as amended and supplemented by a First Amendment dated as of December 5, 1997, a Second Amendment dated as of July 28, 1998, a Third Amendment dated as of December 31, 1998, a Fourth Amendment dated as of March 29, 1999, a Fifth Amendment dated as of June 15, 1999, a Sixth Amendment dated as of July 9, 1999, a Seventh Amendment dated as of December 1, 1999, an Eighth Amendment dated as of March 24, 2000, a Ninth Amendment dated as of October 31, 2000, a Tenth Amendment dated as of December 15, 2000, an Eleventh Amendment dated as of March 28, 2001, a Twelfth Amendment dated as of June 6, 2001, a Waiver Letter Agreement dated as of October 20, 1998 and a Waiver Letter Agreement dated as of February 18, 1999 (as amended, the “Original Credit Agreement”), pursuant to which the Banks agreed to make certain revolving credit, term loan and letter of credit facilities available to the Companies; and

                        WHEREAS, the Banks, the Agent and the Companies amended and restated the Original Credit Agreement in order to restructure the obligations under the Original Credit Agreement and set forth certain other agreements of the parties, all as set forth in the Amended and Restated Credit Agreement dated as of June 29, 2001 (as amended and supplemented by a First Amendment dated as of March 29, 2002, the “Amended and Restated Credit Agreement”); and

                        WHEREAS, the Banks, the Agent and the Companies have agreed, as of the date hereof, to amend and restate the Amended and Restated Credit Agreement in order to restructure the remaining obligations under the Amended and Restated Credit Agreement and set forth certain other agreements of the parties, all as set forth therein (such amendment and restatement, the “Second Amended and Restated Credit Agreement”; capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Second Amended and Restated Credit Agreement); and

                        WHEREAS, in order to set forth, for the convenience of the parties, certain terms and conditions relating to financial terms of the Second Amended and Restated Credit Agreement, which financial terms shall be effective upon the occurrence of an Extension Event (as such term is defined in the Second Amended and Restated Credit Agreement), the parties hereto have entered into this Letter Agreement.

                        NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Banks, the Agent and the Companies hereby agree as follows:

                        1.   Applicable Margin. Upon the occurrence of the Extension Election, the term “Applicable Margin” shall mean (a) with respect to LIBOR Rate Loans, 7.50% per annum and (b) with respect to Base Rate Loans, 6.50% per annum; provided , however , that if, at any time during any Interest Period (such term, as used in this definition, meaning, with respect to Base Rate Loans, each calendar month) commencing on or after November 30, 2002, the Syndicated Loans shall not be rated by Moody’s Investors Service, Inc. at B2 or better, the Applicable Margin during such Interest Period for LIBOR Rate Loans shall be 8.25% per annum and for Base Rate Loans shall be 7.25% per annum.

                        2.   Anniversary Fees. Upon the occurrence of the Extension Election, the Companies shall pay to the Agent, for the ratable benefit of the Banks, fees as follows:

(a)	on June 30, 2002, a fee equal to 1.00% of the Total Commitments on such date;

(b)	on December 31, 2002, a fee equal to 1.00% of the Total Commitments on such date;

(c)	on March 31, 2003, a fee equal to 1.00% of the Total Commitments on such date;

(d)	on June 30, 2003, a fee equal to 2.00% of the Total Commitments on such date;

(e)	on December 31, 2003, a fee equal to 1.00% of the Total Commitments on such date;

(f)	on March 31, 2004, a fee equal to 1.00% of the Total Commitments on such date;

(g)	on June 30, 2004, a fee equal to 2.00% of the Total Commitments on such date;

(h)	on December 31, 2004, a fee equal to 1.00% of the Total Commitments on such date;

(i)	on March 31, 2005, a fee equal to 1.00% of the Total Commitments on such date; and

(j)	on June 30, 2005, a fee equal to 1.00% of the Total Commitments on such date.

                        3.   Commitment Fees. Upon the occurrence of the Extension Election, the Companies jointly and severally shall pay to the Agent for the account of each Bank a commitment fee on the sum of the average daily unused portion of such Bank’s Revolving Commitment computed on a monthly basis in arrears on the last Business Day of each calendar month based upon the daily utilization of the Revolving Commitment by Revolving Loans for that month as calculated by the Agent, equal to 1.50% per annum.

                        4.   Extension Fee Percentage. The term “Extension Fee Percentage” shall mean 1.25%.

                        IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DANKA BUSINESS SYSTEMS PLC
By:
Name:
Title:

DANKA HOLDING COMPANY
By:
Name:
Title:

DANKALUX SARL & CO. SCA BY: DANKALUX SARL, COMMANDITE
By:
Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION. (formerly known as NationsBank, N.A.), as Agent and Issuing Bank, and individually as a Bank
By:
Name:
Title:

NAME OF BANK:

By: Name: Title: